Exhibit 99.1



PRESS RELEASE

R.A.B. HOLDINGS ANNOUNCES ARRANGEMENT WITH HOLDERS OF SENIOR NOTES Wednesday October 29, 5:45 pm ET

NEW YORK--(BUSINESS WIRE)--Oct. 29, 2003--R.A.B. Holdings, Inc. announced today that its wholly owned subsidiary R.A.B. Enterprises, Inc. has entered into an arrangement with certain holders of its 10 1/2% Senior Notes due 2005 to make the November 1, 2003 interest payment in the form of additional Senior Notes in lieu of cash. The arrangement provides that each participating holder will receive $1,000 in principal amount of 10 1/2% Senior Notes for each $500 of interest due. Residual amounts of interest less than $500 will be paid in cash.

To date, holders of approximately 69% of the outstanding 10 1/2% Senior Notes have agreed to participate in the arrangement. As a result, the Company will issue to holders approximately $5.8 million in principal amount of 10 1/2% Senior Notes in lieu of approximately $2.9 million in cash interest. Any holders of the 10 1/2% Senior Notes that do not accept the arrangement will be paid their cash interest on or about November 1, 2003.

"We are pleased that the majority of holders of the 10 1/2% Senior Notes have taken this step, which gives the Company substantial additional liquidity. We intend to use the additional liquidity for general working capital purposes," said Mr. Steven M. Grossman, Executive Vice President and Chief Financial Officer of R.A.B. Holdings, Inc.

R.A.B. Holdings, Inc., through its Millbrook Distribution Services subsidiary, is the nation's largest full service independent distributor of specialty foods, health and beauty care products and general merchandise to supermarkets and mass market retailers in 40 states east of the Rocky Mountains. Millbrook also carries a line of its own private label brands as well as store brands and other special need items for specific customers. Through its specialty food group, the company manufactures and markets Manischewitz(R), Horowitz Margareten(R), Goodman's(R), Gold Boat(R), Season(R) and Guiltless Gourmet(R) brand products. Its B. Manischewitz Company, LLC subsidiary is the nation's largest manufacturer of processed kosher food products including matzos, noodles, crackers, cakes, cookies, soups and processed fish products.

For further information contact: Ira A. Gomberg, Senior
Vice President, Corporate Communications, R.A.B. Holdings, Inc. at 212-688-4500.


------------------------
Contact:
     R.A.B. Holdings, Inc., New York
     Ira A. Gomberg, 212-688-4500


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